UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): October 29, 2007
Universal Biosensors, Inc.
(Exact Name of Issuer as Specified in Charter)

DELAWARE	000-52607	98-0424072
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1 Corporate Avenue, Rowville, 3178, Victoria Australia (Address of Principal Executive Offices)	Not Applicable (Zip Code)
+61 3 9213 9000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01    Entry into a Material Definitive Agreement
(a) On October 29, 2007, Universal Biosensors, Inc (“UBI”) and its wholly owned operating subsidiary Universal Biosensors Pty Ltd (“UBS”) entered into a master services and supply agreement with LifeScan, Inc. (“LifeScan”) which contains the terms pursuant to which UBS will provide certain services to LifeScan and will act as a non exclusive manufacturer of certain blood glucose test strips to LifeScan (the “Master Services and Supply Agreement”). UBI has agreed to guarantee the obligations of UBS under the Master Services and Supply Agreement.
LifeScan will have control over the commercialization of the blood glucose test strips (which are not currently approved for marketing and sale), including sole discretion to decide where and how to market and sell the test strips. After an initial costing phase, LifeScan will pay UBS an annually agreed transfer price per test strip manufactured and supplied by UBS, with such transfer price not to exceed a maximum amount specified in the Master Services and Supply Agreement.
Pursuant to the terms of the Master Services and Supply Agreement, UBS will provide a range of services to LifeScan, including continued development activities with respect to the initial test strips and services in support of the regulatory approval of the blood glucose monitoring product and the manufacture of the initial blood glucose tests strips. Prior to January 15, 2008, LifeScan will pay UBS a one time fee. In connection with the services, LifeScan will pay UBS a total of up to three milestone amounts upon the achievement of regulatory approval of the initial blood glucose monitoring product in three specified jurisdictions. In addition, UBS will receive a quarterly service fee which will be calculated with reference to the number of certain relevant products sold by LifeScan irrespective of who manufactures such products. The service fee is capable of being paid out as a lump sum fee in certain circumstances.
UBS assigns to LifeScan all intellectual property in the test strips, in the manufacturing process for the test strips and with respect to certain other work UBS has undertaken in connection with the LifeScan product including a blood glucose meter. LifeScan grants UBS a license to use such intellectual property outside of the defined LifeScan field of diabetes and blood glucose management generally.
The Master Services and Supply Agreement will continue until it is terminated in accordance with its terms. The Master Services and Supply Agreement may be terminated for material breach by the other party if that breach is not remedied after notice requiring it to do so. LifeScan may terminate the Master Services and Supply Agreement if UBI or UBS undergoes an insolvency event, under certain circumstances for a change of control of UBI or UBS or if LifeScan is unable to obtain regulatory approval for relevant products. LifeScan may also terminate the Master Services and Supply Agreement under certain circumstances after payment of a lump sum fee calculated in accordance with the Master Services and Supply Agreement. UBS may also terminate with two years notice in certain limited circumstances.
UBI and LifeScan are parties to a license agreement dated April 2002 (the “License Agreement”) (a copy of which was filed as Exhibit 10.1 of UBI’s Form 10 filed on April 30, 2007) with respect to certain electrochemical cell technologies, which was amended as set forth in subsection (b) below and a development and research agreement dated April 2002 (the “Development and Research Agreement”) ( a copy of which was filed as Exhibit 10.2 of UBI’s Form 10 filed in April 30, 2007 and a copy of an amendment of which was filed as Exhibit 10.2 of UBI’s Form 10/A filed on June 12, 2007) pursuant to which UBS has undertaken contract research and development for LifeScan in the area of diabetes management and the development of a blood glucose test for diabetics, which was amended as set forth in subsection (c) below. LifeScan is an affiliate of Johnson & Johnson, of which Johnson & Johnson Development Corporation is a wholly-owned subsidiary. Johnson & Johnson Development Corporation is a principal stockholder of UBI which owns approximately 14% of UBI’s shares.
(b) On, October 29, 2007, the License Agreement was amended to: a) amend the definition of the field of use in which LifeScan has exclusive rights to the relevant patents; and b) grant UBI and UBS a license to certain new patents outside of LifeScan’s field of use. The new definition provides additional detail with respect to the LifeScan’s field in the area of diabetes and blood glucose management generally.
(c) On October 29, 2007, the Development and Research Agreement was amended so that LifeScan owns all intellectual property developed by UBI or UBS under the Development and Research Agreement for LifeScan and UBI receives a license to all such intellectual property outside of the defined LifeScan field (which was also amended to conform with the defined field in the License Agreement). The scope of the program under the Development and Research Agreement was also expanded to include development work in connection with a blood glucose meter.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL BIOSENSORS, INC.
Date: November 2, 2007	By:	/s/ Salesh Balak
		Name:	Salesh Balak
		Title:	Chief Financial Officer